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                                                                      EXHIBIT 11

              ATALANTA/SOSNOFF CAPITAL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                               Three Months Ended         Nine Months Ended
                                     Sept. 30                  Sept. 30
                             -----------------------   -----------------------
                                1997         1996         1997         1996
                             ----------   ----------   ----------   ----------
 PRIMARY
    Earnings:
    Net Income               $1,746,076   $1,987,796   $7,583,550   $6,418,761
                             ==========   ==========   ==========   ==========
 Shares - weighted average
  number of common shares
  outstanding                 8,930,336    8,812,401    8,852,145    8,812,401
 Add - common stock
  equivalents from in
  the money options             113,344       16,553       39,844       54,039
                             ----------   ----------   ----------   ----------
 Weighted average number
  of common shares
  outstanding, as adjusted    9,043,680    8,828,954    8,891,989    8,866,440
                             ==========   ==========   ==========   ==========
 Per Share:
    Net Income                    $0.19        $0.23        $0.85        $0.73
                                  =====        =====        =====        =====

     See Note 4 of the Notes to Condensed Consolidated Financial Statements

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